Exhibit 6.81

SATISFACTION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS

THIS SATISFACTION AGREEMENT AND WAIVER AND RELEASE OF CLAIMS (the ''Agreement"), dated as of the March 23, 2020 is by and between Bayou Road Investments (a wholly owned subsidiary of Principal Solar, Inc., a Delaware corporation (the "Debtor"), and CORVUS & COIL (the "Creditor").

RECITALS

WHEREAS, the Debtor is or may be obligated to make, or to have made in the past, certain payments to the Creditor (the "Payment Obligations") related to products or services provided by the Creditor to the Debtor, including without limitation obligations under that certain Agreement dated September 6, 2018, by and between the Debtor and Creditor (the "Engagement Letter" and associated invoices), as well as any and all payment obligations related to any extension of the Engagement Letter or related to the conduct of the parties subsequent to the execution of the Engagement letter (collectively the "Creditor Products and Services");

WHEREAS, Debtor has offered to remit payment to Creditor, and Creditor has agreed to accept, the sum of $72,400.00 USD converted at a rate of $0.11 (11 cents per share), for a total of 658,182 shares of Principal Solar, Inc Common Stock; traded under the symbol of “PSWW” , (the "Satisfaction Amount") which has been negotiated by and between the parties on the terms and conditions hereinafter set forth to satisfy (a) any and all of the Debtor's Payment Obligations to the Creditor for any and all Creditor Products and Services, and (b) any and all claims for amounts in excess of the Satisfaction Amount, including, without limitation, any and all interest, penalties, or other claims, demands, proceedings, suits, and actions, including any related liabilities, obligations, losses, damages, deficiencies, penalties, taxes, levies, fines, judgments, settlements, costs, expenses, legal fees and disbursements and accounts' and attorneys' fees and disbursements against the Debtor and/or any of Debtor's officers partners, directors, agents, and employees (the "Debtor Parties") related to the Payment Obligations to the Creditor for any and all Creditor Products and Services, including, without limitation any and all claims under the Engagement Letter and/or contract for services and the mutual termination of any of Debtor's future obligations under the Engagement Letter and/or contract for services (collectively, the "Creditor Claims"); and

Restrictive Legend - The certificates representing the Securities will bear a restrictive legend, until such time as the Securities are subject to an effective registration statement or otherwise may be sold by the Creditor pursuant to an exemption from registration, in substantially the following form:

“The Securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States or in any other jurisdiction. The Securities represented hereby may not be offered, sold or transferred in the absence of an effective registration statement for the Securities under applicable securities laws unless offered, sold or transferred pursuant to an available exemption from the registration requirements of those laws.”

WHEREAS, the Creditor desires to accept such offer in satisfaction and waiver of any and all Creditor Claims.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Payment of the Satisfaction Amount. Upon Debtor's payment to Creditor of the Satisfaction Amount (the "Effective Date"), such payment shall constitute the full and final satisfaction of any and all Payment Obligations owed by Debtor to Creditor for Creditor Claims, including, without limitation, all other sums and amounts due or to become due to the Creditor from the Debtor related to such Payment Obligations for Creditor Claims, and all interest, late fees, penalties, premiums, collection costs, attorney's fees and similar charges and expenses related to such indebtedness.

2.       Accord and Satisfaction. The parties agree and acknowledge that receipt of the Satisfaction Amount by the Creditor represents a complete discharge of all Payment Obligations and Creditor Claims against the Debtor and/or the Debtor Parties except for Creditor's claims for indemnification under the Engagement Letter.

1

3.       Release and Waiver of Creditor Claims. In exchange for the Debtor's payment of the Satisfaction Amount, Creditor does immediately, completely, knowingly, and voluntarily release and forever discharge; covenant not to sue; and waive any right to recover from the Debtor and/or the Debtor Parties to the maximum extent permitted by law for any Creditor Claims relating to actions or omissions occurring prior to the Effective Date. Creditor also waives any right to recover, and covenants not to bring any action at law or in equity, for any future Creditor Claims for acts of omissions occurring after the Effective Date, including, without limitation, any claims under the provisions of Section 4(d) of the Engagement Letter. This release shall be construed as broadly as possible, and shall include a release of both known and unknown Creditor Claims existing as of the Effective Date. Creditor agrees and acknowledges that if Creditor or any affiliate of Creditor discovers facts different from or in addition to those of which Creditor or any Creditor affiliate know to be true as of the Effective Date, that the waivers and releases contained in this Agreement shall be and will remain effective in all respects, notwithstanding such different or additional facts or the discovery of such facts. Creditor represent and warrants that neither Creditor nor any Creditor affiliates has on file nor will Creditor or any Creditor affiliate file after the Effective Date any Creditor Claims with any administrative, state, federal or governmental entity, agency, board, or court, or before any other tribunal or panel of arbitrators, public or private, based on any actions or omissions of the Company prior to the Effective Date or related to any actions or omissions after the Engagement Letter Termination, defined below. Notwithstanding the foregoing, Creditor is not waiving any claims to indemnification under the Engagement Letter and/or invoiced billings.

4.       Termination of the Engagement Letter. Effective immediately as of the Effective Date, the Engagement Letter shall be terminated, and any and all obligations of either party under the Engagement Letter, both current and prospective from the Effective Date, shall be null and void and of no further force and effect (the "Engagement Letter Termination"); provided, that notwithstanding anything contained elsewhere in this Agreement, the provisions of Sections 5, 8, 9, 11, 15, 16 (as related solely to any of Creditor's claims for indemnification under the Engagement Letter), 17 and 18 and Appendix I of the Engagement Letter shall survive and remain in full force and effect.

5.       Release and Waiver of Creditor. In exchange for the Creditor's acceptance of the Satisfaction Amount and discharge of certain remaining obligations of the Debtor, Debtor does immediately, completely, knowingly, and voluntarily release and forever discharge; covenant not to sue; and waive any right to recover from the Creditor and/or Creditor's officers partners, directors, agents, and employees to the maximum extent permitted by Jaw for any claims relating to actions or omissions occurring prior to the Effective Date. Debtor also waives any right to recover, and covenants not to bring any action at law or in equity, for any future claims for acts of omissions occurring after the Effective Date. This release shall be construed as broadly as possible, and shall include a release of both known and unknown claims existing as of the Effective Date. Debtor agrees and acknowledges that if Debtor or any affiliate of Debtor discovers facts different from or in addition to those of which Debtor or any Debtor affiliate know to be true as of the Effective Date, that the waivers and releases contained in this Agreement shall be and will remain effective in all respects, notwithstanding such different or additional facts or the discovery of such facts. Debtor represent and warrants that neither Debtor nor any Debtor affiliates has on file nor will Debtor or any Debtor affiliate file after the Effective Date any claims with any administrative, state, federal or governmental entity, agency, board, or court, or before any other tribunal or panel of arbitrators, public or private, based on any actions or omissions of Debtor prior to the Effective Date or related to any actions or omissions after the Engagement Letter Termination.

6.       Governing Law. This Agreement shall be governed by and shall be construed and enforced in accordance with the laws of the State of Texas applicable to agreements entered into and performed within such State, but without reference to the conflict of law rules of such State.

7.       Lien Removal. Debtor is hereby authorized by Creditor to file any UCC termination statements terminating any and all currently effective liens, encumbrances or UCC financing statements filed or existing against Debtor (or any of its assets or properties) related to the Payment Obligations of the Creditor Claims including any financing statement filed with the Delaware or Texas Secretary of State.

IN WITNESS WHEREOF, the undersigned have executed this Satisfaction Agreement on the date first set forth above.

DEBTOR – BAYOU ROAD INVESTMENTS, INC

/s/ K. Bryce Toussaint

By: K. BRYCE TOUSSAINT

/s/ Michael Briola

By: Michael Briola

2